Filed Pursuant to Rule 424(B)(4)
Registration No. 333-227213

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 6, 2018)

4,000,000 Shares

Freshpet, Inc.

Common Stock

The selling stockholders named in this prospectus supplement (the “Selling Stockholders”) are offering 4,000,000 shares of our common stock, par value $0.001 per share. We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders in this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about risks that you should consider before buying shares of our common stock.

Our common stock is listed on NASDAQ under the symbol “FRPT.”

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders
Per share	$38.90	$0.33	$38.57
Total	$155,600,000	$1,320,000	$154,280,000

(1)	See “Underwriting” for a description of the compensation payable to the underwriter.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Delivery of the common stock will be made on or about March 8, 2019.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is March 5, 2019.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we originally filed with the SEC on September 6, 2018, using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the caption “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely upon the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. Neither we, any of the Selling Stockholders nor the underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated by reference herein and therein. We take no responsibility for, and can provide no assurance as to the reliability of any information that others may provide.

The Selling Stockholders are not, and the underwriter is not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf, on behalf of the Selling Stockholders, or on behalf of the underwriter, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus supplement includes or incorporates by reference industry data and forecasts that we obtained from industry publications and surveys, public filings and internal Company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. We have not independently verified such third party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and neither we nor the underwriter can assure you of the accuracy or completeness of such information contained in this prospectus supplement. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement or incorporated by reference herein.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Such statements involve certain risks, uncertainties and assumptions. Forward-looking statements include all statements that are not historical fact and in some cases can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	our ability to successfully implement our growth strategy;

•	our ability to generate sufficient cash flow or raise capital on acceptable terms;

•	the loss of key members of our senior management team;

•	allegations that our products cause injury or illness or fail to comply with government regulations;

•	the loss of a significant customer;

•	the entrance of new competitors into our industry;

•	the effectiveness of our marketing and trade spending programs;

•	our ability to introduce new products and improve existing products;

•	our limited manufacturing capacity;

•	the impact of government regulation, scrutiny, warning and public perception;

•	the effect of false marketing claims;

•	adverse weather conditions, natural disasters, pestilences and other natural conditions affecting our operations;

•	our ability to develop and maintain our brand;

•	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require;

•	our ability to manage our supply chain effectively;

•	volatility in the price of our common stock; and

•

other factors described herein and from time to time in our reports filed or furnished with the SEC, and in particular those factors set forth in the section entitled “Risk Factors” herein and in our Annual Report.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect.

S-iv

All forward-looking statements speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

S-v

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement. It may not contain all the information that may be important to you. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section titled “Risk Factors” in this prospectus supplement and our Annual Report and our historical consolidated financial statements and related notes incorporated herein by reference.

Unless the context requires otherwise, “we,” “us,” “our,” “Freshpet” and the “Company” refer to Freshpet, Inc. and its consolidated subsidiaries.

Our Company

At Freshpet, we are disrupting the $30.0 billion North American pet food industry by driving consumers to reassess conventional dog and cat food offerings that have remained essentially unchanged for decades. We position our brand to benefit from mainstream trends of growing pet humanization and consumer focus on health and wellness. We price our products to be accessible to the average consumer, providing us with broad demographic appeal and allowing us to penetrate multiple classes of retail, including grocery (including online), mass, club, pet specialty and natural. We have successfully expanded our network of Freshpet Fridges within leading blue-chip retail chains. The strength of our business model extends to our customers, who we believe find that Freshpet grows their pet category sales, drives higher traffic, increases shopper frequency and delivers category leading margins. As of December 31, 2018, Freshpet Fridges were located in approximately 19,500 stores, and we believe there is an opportunity to install a Freshpet Fridge in at least 30,000 stores across North America. Additionally, we believe that there are opportunities to expand our network into international markets as demonstrated with our recent initiatives in the U.K. market.

Our Industry

We primarily compete in the North American dog and cat food market, which we estimate has grown at an average compounded annual growth rate of approximately 6% from 2012 to 2018. We believe pet food spending in North America will continue to increase at a similar rate over the subsequent five year period. Of the total market, we estimate that dog food, cat food and treats & mixers accounted for retail sales of $30.0 billion. The pet food market has historically been resilient as consumers continue to spend on their pets even during economic downturns.

We believe the following trends are driving growth in our industry:

Pet ownership. There are 84.6 million pet-owning households, or 68% of total households, and over 300 million pets in the United States, according to the American Pet Products Association.

Pet humanization. According to Packaged Facts, 95% of U.S. pet owners view their pets as members of the family. As pets are increasingly viewed as companions, friends and family members, pet owners are being transformed into “pet parents” who spare no expense for their loved ones, driving premiumization across pet categories. This trend is reflected in food purchasing decisions. Nearly 80% of U.S. pet owners are as concerned about the quality of their pet’s food as they are about their own, according to market researcher Mintel.

Increasing consumer focus on health & wellness. Consumers are increasingly purchasing fresh, natural and organic food products. We believe consumers are seeking simple, fresh and easy to understand food products from brands they trust and made with ingredients that are transparently sourced.

The pet food purchasing decision is underpinned by higher brand loyalty than many other consumer packaged goods categories. A consumer selecting a pet food brand resists frequent switching in order to avoid disrupting the pet’s diet, resulting in high repeat purchasing behavior. As a result, we believe that as consumers try fresh, refrigerated pet food, they are likely to become repeat users of the product.

Our Opportunity

Even though long-term consumer trends of pet humanization and health and wellness are well documented, conventional pet food sold as dry kibble or as wet food in cans has not changed substantially for decades. We believe that the pet food industry has not kept pace with how consumers think about food for their families, including their pets. As a result, consumers are searching for higher quality, less processed food for their dogs and cats—meals that measure up to today’s sensibilities of what actually constitutes “good food.” Freshpet was specifically designed to address this growing need with affordable offerings accessible to the average consumer.

Corporate Information

We were incorporated in Delaware in November 2004 and currently exist as a Delaware corporation. Our principal executive offices are located at 400 Plaza Drive, 1st Floor, Secaucus, New Jersey 07094. Our telephone number is (201) 520-4000. Our website can be found at www.freshpet.com. The information contained on our website or that can be accessed through our website is not part of this prospectus supplement and you should not rely on that information when making a decision whether to invest in our common stock.

Our common stock is listed on NASDAQ under the symbol “FRPT.”

THE OFFERING

Common stock offered by the Selling Stockholders	4,000,000 shares of common stock.

Common stock outstanding prior to and immediately after this offering	35,643,964 shares of common stock.

Selling Stockholders	The selling stockholders in this offering are MidOcean Partners III, L.P., MidOcean Partners III-A, L.P. and MidOcean Partners III-D, L.P.

Use of proceeds	We will not receive any proceeds from the sale of our common stock in this offering by the Selling Stockholders. See “Use of Proceeds.”

Dividend policy	We have not declared or paid any dividends on our shares of common stock. We currently intend to retain all available funds and any future earnings for use in operations of our business and other corporate purposes, and therefore we do not anticipate paying any cash dividend in the foreseeable future.

Emerging growth company status	As of January 1, 2019, we are no longer an “emerging growth company,” and thus are no longer permitted to rely on the reduced disclosure requirements applicable to emerging growth companies.

NASDAQ symbol	“FRPT”

Risk factors	For a discussion of risks relating to us, our business and an investment in our common stock, see “Risk Factors” in this prospectus supplement and our Annual Report and the other information set forth in or incorporated by reference into this prospectus supplement before investing in our common stock.

Unless otherwise indicated, the information presented in this prospectus supplement bases the number of shares of our common stock outstanding immediately before the closing of this offering on 35,643,964 shares of our common stock outstanding as of February 26, 2019.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. The summary consolidated balance sheet data as of December 31, 2017 and 2018 and the consolidated statements of operations data for each of the years in the three-year period ended December 31, 2018 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The consolidated balance sheet data as of December 31, 2016 have been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,
	2016	2017	2018
(Dollars in thousands, except per share data)
Consolidated Statement of Operations Data
Net sales	$ 129,707	$ 152,359	$ 193,237
Cost of goods sold	69,336	79,943	103,247
Gross profit	60,371	72,416	89,990
Selling, general and administrative expenses	62,586	75,167	94,876
Loss from operations	(2,215)	(2,751)	(4,886)
Other income (expenses), net	(182)	(525)	(102)
Interest expense	(698)	(910)	(296)
Loss before income taxes	(3,095)	(4,187)	(5,284)
Income tax expense	66	75	77
Net loss	$ (3,161)	$ (4,262)	$ (5,361)

Net loss attributable to common stockholders	$ (3,161)	$ (4,262)	$ (5,361)

Net loss per share
Basic	$ (0.09)	$ (0.12)	$ (0.15)
Diluted	$ (0.09)	$ (0.12)	$ (0.15)
Weighted Average shares of common stock outstanding
Basic	33,674,416	34,487,239	35,329,170
Diluted	33,674,416	34,487,239	35,329,170

	Year Ended December 31,
(Dollars in thousands)	2016	2017	2018
Other Operating and Financial Data
Freshpet Fridge store locations at period end
Grocery and Online	7,953	9,056	10,129
Pet	4,530	4,630	4,164
Mass and Club	3,814	3,930	4,783
Natural	312	388	423

Total Freshpet Fridge store locations at period end	16,609	18,004	19,499
EBITDA(1)	$7,490	$9,414	$9,080
Adjusted EBITDA(1)	17,654	17,565	20,280
Adjusted Gross Profit(1)	66,248	78,450	96,938
Adjusted SG&A Expenses(1)	48,651	60,797	76,698
Capital Expenditures
Freshpet Kitchens and other plant capital expenditures	20,817	3,287	5,175
Freshpet Fridge and other capital expenditures	9,135	9,716	11,099

Total cash outflows of capital expenditures	$29,952	$13,003	$16,274

	Year Ended December 31,
(Dollars in thousands)	2016	2017	2018
Consolidated Balance Sheet Data
Cash and cash equivalents	$3,908	$2,184	$7,554
Working capital(2)	575	10,265	12,741
Total assets	126,451	133,900	139,965
Total debt	7,000	—	—
Total stockholders’ equity (deficit)	$107,783	$116,903	$121,474

(1)

EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted SG&A Expenses are not financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). As used herein, EBITDA represents net loss plus depreciation and amortization, interest expense, and income tax expense, and Adjusted EBITDA represents EBITDA plus loss on disposal of equipment, plant startup expense, share-based compensation, warrant fair valuation, secondary fees, leadership transition expenses, launch expenses, and fees related to the litigation of a securities lawsuit. As used herein, Adjusted Gross Profit represents gross profit before plant start-up expenses and processing and plant depreciation expenses, and Adjusted SG&A Expenses represents SG&A expenses before non-cash items related to share-based compensation, secondary fees, leadership transition expenses, and fees associated with two securities lawsuits.

We present EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted SG&A Expenses because we believe each of these measures provides an additional metric to evaluate our operations and, when considered with both our GAAP results and the reconciliation to the closest comparable GAAP measure set forth below, provides a more complete understanding of our business than could be obtained absent this disclosure. We use these measures, together with financial measures prepared in accordance with GAAP, such as sales, gross profit margins, and cash flow from operations, to assess our historical and prospective operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our operating performance and to compare our performance to that of our peers and competitors.

Adjusted EBITDA is further utilized for our covenant requirements under our credit agreement, and additionally as an important component of internal budgeting and setting management compensation.

These non-GAAP measures are presented here because we believe they are useful to investors in assessing the operating performance of our business without the effect of non-cash items, and other items as detailed below.

These non-GAAP measures should not be considered in isolation or as alternatives to net income, income from operations or any other measure of financial performance calculated and prescribed in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered a measure of discretionary cash available to us to invest in the growth of our business. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by the expenses that are excluded from these terms or by unusual or non-recurring items. These non-GAAP measures have limitations as analytical financial measures. For example, neither EBITDA nor Adjusted EBITDA reflects:

•	our capital expenditures or future requirements for capital expenditures;

•	the interest expense or the cash requirements necessary to service interest expense or principal payments, associated with indebtedness;

•

depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor any cash requirements for such replacements; and

•	changes in cash requirements for our working capital needs.

Additionally, Adjusted EBITDA excludes non-cash stock-based compensation expense, which is and will remain a key element of our overall long-term incentive compensation package, and certain costs essential to our sales growth and strategy, including an allowance for marketing expenses for each new store added to our network and uncapitalizable freight costs associated with Freshpet Fridge replacements. Adjusted EBITDA also excludes certain cash charges resulting from matters we consider not to be indicative of our ongoing operations. Other companies in our industry may calculate these non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss, the most directly comparable financial measure presented in accordance with GAAP:

	Year Ended December 31,
(Dollars in thousands)	2016	2017	2018
Net Loss	$(3,161)	$(4,262)	$(5,361)
Depreciation and amortization	9,887	12,692	14,068
Interest expense	698	910	296
Income tax expense	66	75	77

EBITDA	$7,490	$9,414	$9,080
Loss on disposal of equipment	190	104	142
Launch expense(a)	2,813	3,066	3,540
Plant start-up expenses(b)	1,628	—	—
Non-cash share-based compensation(c)	4,193	4,438	6,808
Warrant fair valuation(d)	49	335	—
Shelf registration expenses(e)	—	—	362
Leadership transition expenses(f)	1,291	63	—
Litigation expense(g)	—	145	348
Adjusted EBITDA	$17,654	$17,565	$20,280

Adjusted EBITDA as a % of Net Sales	13.6%	11.5%	10.5%

(a)

Represents new store marketing allowance of $1,000 for each store added to our distribution network, as well as the non-capitalized freight costs associated with Freshpet Fridge replacements. The expense enhances the overall marketing spend to support our growing distribution network.

(b)	Represents additional operating costs incurred in connection with the start-up of our new manufacturing lines as part of the Freshpet Kitchens expansion project in 2016.
(c)	Represents non-cash share-based compensation expense.
(d)	Represents the change of fair value for the outstanding common stock warrants. All outstanding warrants were converted to common stock in September 2017.
(e)	Represents fees associated with a secondary public offering of our common stock and the filing of a shelf registration statement.
(f)	Represents costs associated with our former Chief Executive Officer’s separation agreement as well as changes in estimates associated with leadership transition costs.
(g)	Represents fees associated with two securities lawsuits.

The following table provides a reconciliation of Adjusted Gross Profit to Gross Profit, the most directly comparable financial measure presented in accordance with GAAP:

	Year Ended December 31,
(Dollars in thousands)	2016	2017	2018
Gross Profit	$60,371	$72,416	$89,990
Depreciation expense(a)	4,028	5,791	6,089
Plant start-up expenses(b)	1,628	—	—
Non-cash share-based compensation(c)	221	243	859

Adjusted Gross Profit	$66,248	$78,450	$96,938

Adjusted Gross Profit as a % of Net Sales	51.1%	51.5%	50.2%

(a)	Represents non-cash depreciation expense included in cost of goods sold.
(b)	Represents additional operating costs incurred in 2016 in connection with the start-up of our new manufacturing lines as part of the Freshpet Kitchens expansion project.
(c)	Represents non-cash share-based compensation expense included in cost of goods sold.

The following table provides a reconciliation of Adjusted SG&A to SG&A expenses, the most directly comparable financial measure presented in accordance with GAAP:

	Year Ended December 31,
(Dollars in thousands)	2016	2017	2018
SG&A expenses	$62,586	$75,167	$94,876
Depreciation and amortization expense(a)	5,859	6,901	7,979
Non-cash share-based compensation(b)	3,972	4,195	5,949
Launch expense(c)	2,813	3,066	3,540
Shelf registration expenses(d)	—	—	362
Leadership transition expenses(e)	1,291	63	—
Litigation expense(f)	—	145	348

Adjusted SG&A Expenses	$48,651	$60,797	$76,698

Adjusted SG&A Expenses as a % of Net Sales	37.5%	39.9%	39.7%

(a)	Represents depreciation and amortization expense included in SG&A.
(b)	Represents non-cash share-based compensation expense included in SG&A.
(c)

Represents new store marketing allowance of $1,000 for each store added to our distribution network, as well as the non-capitalized freight costs associated with Freshpet Fridge replacements. The expense enhances the overall marketing spend to support our growing distribution network.

(d)	Represents fees associated with a secondary public offering of our common stock and the filing of a shelf registration statement.
(e)	Represents costs associated with our former Chief Executive Officer’s separation agreement as well as changes in estimates associated with leadership transition costs.
(f)	Represents fees associated with two securities lawsuits.

(2)	Represents current assets minus current liabilities.

RISK FACTORS

Investing in our common stock involves a number of risks. Before you purchase our common stock, you should carefully consider the risks described below and the other information contained in or incorporated by reference into this prospectus supplement, including our consolidated financial statements and accompanying notes. You should carefully consider the risks and uncertainties described in the section entitled “Risk Factors” in our Annual Report as supplemented and modified by the information below. If any of those or the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to the Offering and Our Common Stock

The price of our common stock has been and may continue to be volatile and you may lose all or part of your investment.

The market price of our common stock could fluctuate significantly, as it has in the past, and you may not be able to resell your shares at or above the purchase price. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus supplement or the documents incorporated herein, including the following:

•	our operating performance and the performance of our competitors or pet food companies in general;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

•	global, national or local economic, legal and regulatory factors unrelated to our performance;

•	the number of our shares publicly traded and the activities of short sellers;

•	future sales of our common stock by our officers, directors and significant stockholders;

•	the arrival or departure of key personnel; and

•	other developments affecting us, our industry or our competitors, such as new market entrants.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our business, financial condition and results of operations, and those fluctuations could materially reduce our common stock price.

As we operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price, and we are currently defending against the claims made in Curran v. Freshpet, Inc. et al and Meldon v. Freshpet, Inc. et al. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Our common stock price may decline due to the large number of shares eligible for future sale and for exchange into common stock.

We have filed with the SEC a shelf registration statement on Form S-3, registering shares of our common stock to be sold by certain of our stockholders, including the Selling Stockholders. The market price of our common stock could decline as a result of future sales of a large number of shares of our common stock pursuant to the shelf registration statement or otherwise, or the perception that such sales or exchanges could occur, among other factors. These sales or exchanges, or the possibility that these sales or exchanges may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon completion of the offering, we will have a total of 35,643,964 shares of our common stock outstanding. All of the shares of common stock that will be sold by the Selling Stockholders in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by or is under common control with that issuer.

Our certificate of incorporation authorizes us to issue additional shares of common stock. In accordance with the Delaware General Corporation Law and the provisions of our certificate of incorporation, we may also issue preferred stock that has voting, designations, powers, preferences, and relative, participating, optional or other rights that are different from, and may be senior to, those applicable to shares of common stock.

We, each of our Section 16 officers and directors and the Selling Stockholders have agreed with the underwriter not to offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock or enter into any hedging transaction relating to shares of our common stock or enter into other transactions which are designed to result in a disposition of the shares of our common stock for a period of 30 days after the date of this prospectus supplement without the prior written consent of the underwriter. Such lock-up agreements are subject to certain important exceptions, including an exception for our Section 16 officers to sell up to an aggregate of 100,000 shares. Once the lock-up period ends, the Company, our Section 16 officers and directors and the Selling Stockholders may be eligible to sell shares into the market.

Your percentage ownership may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

Our charter allows us to issue up to 200 million shares of common stock. Any shares of common stock that we issue, including under our 2014 Omnibus Incentive Plan or other equity incentive plans that we may adopt in the future or in connection with an acquisition or otherwise, would dilute the percentage ownership held by the investors who purchase shares of common stock in this offering.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change our management.

Our certificate of incorporation and bylaws and Delaware law contain several provisions that may make it more difficult for a third-party to acquire control of us without the approval of our board of directors. For example, we have a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change membership of a majority of our board of directors. These provisions may make it more difficult or expensive for a third-party to acquire a majority of our outstanding equity interests. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock.

Changes to the U.S. federal income tax laws may adversely affect the market value of your common stock.

In 2017, the U.S. Congress enacted the “Tax Cuts and Jobs Act,” which made numerous changes to the U.S. federal income tax laws. The interpretations of many provisions of the new law are still unclear. We cannot predict when or to what extent any U.S. federal tax laws, regulations, interpretations or rulings clarifying this new law will be issued or the impact that any of these may have on the Company or persons owning our common stock. Prospective investors should consult their tax advisors regarding the effect of the Tax Cuts and Jobs Act and other potential changes to the U.S. federal tax laws prior to purchasing our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock in this offering by the Selling Stockholders.

SELLING STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of our common stock for the Selling Stockholders. The percentage of common stock owned by the Selling Stockholders, both prior to and after the offering, is based on 35,643,964 shares of common stock outstanding as of February 26, 2019. Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

The shares of common stock covered by this prospectus supplement are being registered pursuant to provisions of a stockholders agreement between us and the Selling Stockholders, among others. We have agreed, subject to certain customary exceptions, to maintain the effectiveness of the registration statement, which includes this prospectus supplement and the accompanying prospectus, until the registrable securities covered by the registration rights agreement are sold and to pay certain expenses related to the offering.

Jonathan S. Marlow, who serves as a Managing Director of MidOcean, is a member of our Board of Directors.

	Before the Offering		Number of Shares Being Offered	After the Offering
	Number of Shares	Percentage of Shares		Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner:
MidOcean(1)	7,294,653	20.5%	4,000,000	3,294,653	9.2%

(1)

Includes 4,503,859 shares of common stock held by MidOcean Partners III, L.P., of which 2,473,859 are being offered for sale in this offering, 2,394,425 shares of common stock held by MidOcean Partners III-A, L.P., of which 1,315,199 are being offered for sale in this offering, 384,036 shares of common stock held by MidOcean Partners III-D, L.P. (together with MidOcean Partners III, L.P. and MidOcean Partners III-A, L.P., the “MidOcean Entities”), of which 210,942 are being offered for sale in this offering, and 12,333 shares of common stock held by MidOcean US Advisor, L.P. (“US Advisor”), which also provides investment advisory services to each of the MidOcean Entities and MidOcean Associates, SPC (“Associates”). Associates, by and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III, is the General Partner of each of the MidOcean Entities. J. Edward Virtue indirectly controls the shares of common stock held by the MidOcean Entities. Accordingly, Associates, US Advisor and Mr. Virtue may be deemed to have beneficial ownership of the shares of common stock held by the MidOcean Entities and Mr. Virtue may be deemed to have beneficial ownership of the shares of common stock held by US Advisor. Each of Associates, US Advisor and Mr. Virtue disclaims beneficial ownership of the shares owned of record by any other person or entity except to the extent of their pecuniary interest therein. The address for each of the MidOcean Entities, Associates, US Advisor and Mr. Virtue is 320 Park Avenue, Suite 1600, New York, New York 10022.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

Overview

The following is a summary of material U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the ownership and disposition of shares of our common stock as of the date of this prospectus. This summary deals only with shares of common stock purchased in this offering that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) by a non-U.S. holder.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is not any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership considering an investment in shares of our common stock, you should consult your own tax advisors.

This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, rulings and other administrative pronouncements and judicial decisions, all as in effect as of the date hereof. Those authorities are subject to different interpretations and may be changed at any time, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the ownership or disposition of shares of our common stock that differ from those discussed below. We cannot assure you that a change in law will not alter significantly the tax consequences described in this summary.

This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with the foreign, state, local, alternative minimum tax, the net investment income tax, any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a U.S. expatriate or U.S. expatriated entity, a financial institution, an insurance company, a tax-exempt organization, a government or government instrumentality, a trader, broker or dealer in securities or currencies, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the ownership and disposition of our common stock. If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of shares of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

We do not currently expect to pay dividends on our common stock in the foreseeable future. In general, in the event that we do pay dividends on shares of our common stock, such cash distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital reducing your tax basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

Dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or a fixed base of the non-U.S. holder) generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS Form W-8ECI or other applicable form). Instead, unless an applicable income tax treaty provides otherwise, such dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its earnings and profits (subject to adjustments) that are effectively connected with its conduct of a U.S. trade or business.

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable income tax treaty rate for dividends will be required (a) to complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits of a reduction in the rate of, or exemption from, withholding on dividends, or (b) if shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically if there is a change in circumstances that makes any information on such form incorrect.

It is possible that a distribution made to a non-U.S. holder may be subject to over-withholding because, for example, at the time of the distribution we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there are any excess amounts withheld on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any excess amounts withheld.

Gain on Disposition of Shares of Common Stock

Subject to the discussions below on backup withholding and FATCA (as defined below), any gain realized by a non-U.S. holder on the sale or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder conducted in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our common stock (the “applicable period”).

In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to an additional “branch profits” tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gains (subject to adjustments). Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States under the Code.

With respect to the third bullet point above, we believe we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain in respect of our common stock only if such non-U.S. holder actually or constructively owned more than five percent of our outstanding common stock at any time during the applicable period. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder and any tax withheld with respect to such dividends will be reported annually to the IRS and to each such holder, regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalties of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or other appropriate IRS Form W-8.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E or other appropriate IRS Form W-8.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder of common stock under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (FATCA)

Legislation enacted in 2010 (commonly known as “FATCA”), generally will impose a withholding tax of 30% on dividend income from our common stock paid to (i) a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person as defined under the Code who directly or indirectly owns more than 10% of the entity. These rules do not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules, including pursuant to or in compliance with an intergovernmental agreement entered into between the United States and the beneficial owner’s home jurisdiction. The FATCA provisions would have initially imposed a 30% withholding tax on the gross proceeds from a sale or other disposition of our common stock after December 31, 2018. However, proposed Treasury regulations have been issued that, when finalized, will provide for the repeal of this 30% withholding tax. In the preamble to the proposed regulations, the government provided that taxpayers may rely upon this repeal until the issuance of final regulations. In many cases, non-U.S. holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed revised Form W-8BEN or W 8BEN-E, as applicable, to the applicable withholding agent certifying as to such status under FATCA; however, it is possible that additional information and diligence requirements will apply in order for a holder to establish an exemption from withholding under FATCA to the applicable withholding agent. You should consult with their own tax advisors regarding the implications of FATCA on your investment in our common shares. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders should consult their tax advisors regarding the implications of this legislation on their investment in our common stock.

Tax Shelter Disclosure and Investor List Requirements

Treasury Regulations directed at abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. Such Treasury Regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a “reportable transaction” and to retain certain information related to such transactions. Organizers and promoters of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand.

A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to your investment. The Code imposes significant penalties for failure to comply with these disclosure requirements. You should be aware that the transferor and other participants in the transaction intend to comply with such disclosure and investor list requirements. You should consult their own tax advisors concerning any possible disclosure obligation with respect to your investment.

U.S. Federal Estate Tax

Shares of our common stock that are owned (or deemed to be owned) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includable in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

THE SUMMARY ABOVE OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement among the underwriter, the company and the Selling Stockholders, Goldman Sachs & Co. LLC, as underwriter in this offering, will agree to purchase from the Selling Stockholders 4,000,000 shares of common stock.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the shares of common stock offered by this prospectus supplement if any of these shares are purchased.

We and the Selling Stockholders have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $0.165 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The following table summarizes the compensation and estimated expenses the Selling Stockholders will pay in connection with this offering:

	Per Share	Total
Public offering price	$38.90	$155,600,000
Underwriting discounts and commissions	$0.33	$1,320,000
Total proceeds to Selling Stockholders (before expenses)	$38.57	$154,280,000

We estimate the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $550,000.

The underwriter has advised us that it does not intend to confirm sales of more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

No Sales of Similar Securities

We, each of our executive officers and directors, and each Selling Stockholder has agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock, or enter into any hedging transaction relating to shares of our common stock or other transactions which are designed to result in a disposition of shares of our common stock for a period of 30 days after the date of this prospectus supplement without the prior written consent of the underwriter. Such lock-up agreements are subject to certain important exceptions, including an exception for our Section 16 officers to sell up to an aggregate of 100,000 shares.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, including “naked” short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must close out any such short position by purchasing shares in the open market. Such a short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

Neither we, the Selling Stockholders, nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

NASDAQ Listing

Shares of our common stock are listed on NASDAQ under the symbol “FRPT.”

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the underwriter or securities dealers may distribute prospectus supplements by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for the offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. A prospectus supplement in electronic format is being made available on Internet websites maintained by the underwriter. Other than the prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates, including through any 10b5-1 plans established by our management and directors. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of shares of our common stock issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area (“EEA”)

In relation to each member state of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public in that Relevant Member State of shares of our common stock may only be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State: (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State subject to obtaining the prior written consent of the underwriter for any such offer; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by the Company, the Selling Stockholders or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer to the public” in relation to any offer of shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendments, thereto, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. Each person in a Relevant Member State who purchases shares of our common stock will be deemed to have represented and warranted that they are an entity or person referred to in (a) or (b) above.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom this document (and any accompanying document) is only directed at (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the shares of our common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of our common stock will be engaged in only with, relevant persons who also meet the requirements above in relation to the EEA. Any person who is not such a person should not act or rely on this document or any accompanying document or any of their contents. Each person in the United Kingdom who purchases shares of our common stock will be deemed to have represented and warranted that they are such a person.

Notice to Prospective Investors in Hong Kong

No shares of our common stock have been offered or sold, and no shares of our common stock may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”), and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”), or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the shares of our common stock has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the shares of our common stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of our common stock will be required, and is deemed by the acquisition of the shares of our common stock, to confirm that he is aware of the restriction on offers of the shares of our common stock described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any shares of our common stock in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (“FIEL”), and the underwriter will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Qatar

This prospectus supplement does not constitute an invitation or public offer of the shares of our common stock in the State of Qatar and should not be construed as such. This prospectus is intended only for the original recipient and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the shares of our common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares of our common stock. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of shares of our common stock. Further, this prospectus supplement does not constitute a public offer of shares of our common stock in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or the Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under Section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares of our common stock issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares of our common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our common stock.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the common stock offered hereby on our behalf. Certain legal matters will also be passed upon for the underwriter by Gibson, Dunn & Crutcher LLP, New York, New York, and for the Selling Stockholders by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of Freshpet, Inc. and subsidiaries as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, originally filed on September 6, 2018 to register with the SEC the securities being offered in this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, and the securities being offered, reference is made to the registration statement and the exhibits and schedules filed with it. Freshpet, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Our website address is located at www.freshpet.com. Through links on the “Investor” portion of our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on our website is not part of, or incorporated by reference into, this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019 (our “Annual Report”);

•	those portions of our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2018, specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Current Report on Form 8-K filed with the SEC on January 22, 2019; and

•	the description of our common stock included in the Registration Statement on Form 8-A, filed with the SEC on November 5, 2014 (File No. 001-36729).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the date of this prospectus supplement and prior to the completion of the offering of all securities covered by this prospectus supplement and the accompanying prospectus. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement. Any such request should be directed to:

Freshpet, Inc.

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(201) 520-4000

Attention: Investor Relations

Neither we, any of the Selling Stockholders nor the underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated by reference herein and therein. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide. You should not assume that the information in this prospectus supplement or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

PROSPECTUS

Freshpet, Inc.

Common Stock

The selling stockholders of Freshpet, Inc. (“Freshpet,” the “Company,” “we” or “us”) named in this prospectus or as may be named in one or more prospectus supplements (the “Selling Stockholders”) may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any of the proceeds from the sale of our common stock offered by the Selling Stockholders.

The Selling Stockholders may offer and sell shares of our common stock, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these shares of common stock. The specific terms of any shares to be offered will be described in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any shares of our common stock.

Our common stock is listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “FRPT.” On September 5, 2018, the last reported sale price of our common stock was $37.55 per share.

Investing in our shares involves a number of risks. See “Risk Factors” on page 2 to read about factors you should consider before investing in our common stock.

This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2018.

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus or any associated “free writing prospectus.” In this prospectus, any reference to an applicable prospectus supplement may refer to a “free writing prospectus,” unless the context otherwise requires. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC as a “well-known-seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the shares of our common stock that the Selling Stockholders may offer. Each time the Selling Stockholders sell shares of our common stock, we will, to the extent required by law, provide a prospectus supplement that contains specific information about the terms of that offering. This prospectus may not be used to consummate sales of our common stock unless it is accompanied by a prospectus supplement.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the applicable prospectus supplement. Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus. Before making an investment in our common stock, you should carefully read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Incorporation of Certain Information by Reference” and the additional information described under the heading “Where You Can Find More Information.”

Except where the context otherwise requires or where otherwise indicated, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Freshpet, Inc., a Delaware corporation.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference may contain and refer to certain statements that are not historical facts that contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements represent our goals, beliefs, plans and expectations about our prospects for the future and other future events. Such statements involve certain risks, uncertainties and assumptions. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “believe,” “estimate,” “plan,” “project,” “predict,” “potential” or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and reasonable judgment based on current information, these statements are qualified by important factors, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•	our ability to successfully implement our growth;

•	our ability to generate sufficient cash flow or raise capital on acceptable terms;

•	the loss of key members of our senior management team;

•	allegations that our products cause injury or illness or fail to comply with government regulations;

•	the loss of a significant customer;

•	the effectiveness of our marketing and trade spending programs;

•	our ability to introduce new products and improve existing products;

•	our limited manufacturing capacity;

•	the impact of government regulation, scrutiny, warning and public perception;

•	the effect of false marketing claims;

•	adverse weather conditions, natural disasters, pestilences and other natural conditions affecting our operations;

•	our ability to develop and maintain our brand;

•	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require;

•	our ability to manage our supply chain effectively;

•	volatility in the price of our common stock; and

•

other factors described from time to time in our reports filed or furnished with the SEC, and in particular those factors set forth in the section entitled “Risk Factors” in our Annual Report and Quarterly Reports.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect.

All forward-looking statements speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise. If we do update one or more forward-looking statements, there should be no inference that we will make additional updates with respect to those or other forward-looking statements.

THE COMPANY

We started Freshpet with a single-minded mission to bring the power of real, fresh food to our dogs and cats. We were inspired by the rapidly growing view among pet owners that their dogs and cats are a part of their family, leading them to demand healthier pet food choices. Since inception of the Company in 2006, we have created a comprehensive business model to deliver wholesome pet food that pet parents can trust, and in the process we believe we have become one of the fastest growing pet food companies in North America. Our business model is difficult for others to replicate and we see significant opportunity for future growth by leveraging the unique elements of our business, including our brand, our product know-how, our Freshpet Kitchens, our refrigerated distribution, our Freshpet Fridge and our culture.

Corporate Information

We were incorporated in Delaware in November 2004 and currently exist as a Delaware corporation. Our principal executive offices are located at 400 Plaza Drive, 1st Floor, Secaucus, New Jersey 07094. Our telephone number is (201) 520-4000. Our website can be found at www.freshpet.com. The information contained on our website or that can be accessed through our website is not part of this prospectus and you should not rely on that information when making a decision whether to invest in our common stock.

Our common stock is listed on NASDAQ under the symbol “FRPT.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the caption “Risk Factors” in our Annual Report and Quarterly Reports, which are incorporated by reference herein. You should also consider any “Risk Factors” contained in any applicable prospectus supplement, and in any document that we file with the SEC after the date of this prospectus that is incorporated by reference herein. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

USE OF PROCEEDS

All shares of common stock sold in this offering will be sold by the Selling Stockholders. We will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of up to 7,878,773 shares of our common stock. The Selling Stockholders may from time to time offer and sell any or all of the shares of common stock set forth below pursuant to this prospectus and any prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the entities listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interest in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders and the aggregate amount of shares of common stock that the Selling Stockholders may offer pursuant to this prospectus. The percentage of common stock owned by the Selling Stockholders, both prior to and following the offering of any shares of common stock pursuant to this prospectus, is based on 35,461,656 shares of common stock outstanding as of September 4, 2018. Information with respect to beneficial ownership is based on information obtained from such Selling Stockholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes the sale of all the shares offered and no other purchases or sales of common stock. Information about other Selling Stockholders, including their identities, the common stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement.

The shares of common stock covered by this registration statement are being registered pursuant to provisions of a stockholders agreement between us and the Selling Stockholders, among others. We have agreed, subject to certain customary exceptions, to maintain the effectiveness of this registration statement until the shares covered hereby are sold and to pay certain expenses related to the offering of such securities.

Jonathan S. Marlow, who serves as a Managing Director of MidOcean, is a member of our Board of Directors. Charles A. Norris is the chairman of our Board of Directors.

	Before the Offering		Number of Shares Being Offered	After the Offering
	Number of Shares	Percentage of Shares		Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner:
MidOcean(1)	7,294,653	20.6%	7,294,653	—	—
Charles A. Norris(2)	584,120	1.6%	584,120	—	—

(1)

Includes 4,503,859 shares of common stock held by MidOcean Partners III, L.P., 2,394,425 shares of common stock held by MidOcean Partners III-A, L.P., 384,036 shares of common stock held by MidOcean Partners III-D, L.P. (collectively, the “MidOcean Entities”), and 12,333 shares of common stock held by MidOcean US Advisor, L.P. (“US Advisor”), which also provides investment advisory services to each of the MidOcean Entities and Associates (as defined below). MidOcean Associates, SPC (“Associates”), by and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III, is the General Partner of each of the MidOcean Entities. J. Edward Virtue indirectly controls the shares of common stock held by the MidOcean Entities. Accordingly, Associates, US Advisor and Mr. Virtue may be deemed to have beneficial ownership of the shares of common stock held by the MidOcean Entities and Mr. Virtue may be deemed to have beneficial ownership of the shares of common stock held by US Advisor. Each of Associates, US Advisor and Mr. Virtue disclaims beneficial ownership of the shares owned of record by any other person or entity except to the extent of their pecuniary interest therein. The address for each of the MidOcean Entities, Associates, US Advisor and Mr. Virtue is 320 Park Avenue, Suite 1600, New York, New York 10022.

(2)	Includes 20,552 shares of common stock held by Mr. Norris directly and 563,568 shares of common stock held by Norris Trust Ltd 6/18/02.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Certificate of Incorporation, our Bylaws and the provisions of applicable law. Copies of our Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capitalization

General

The total amount of our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of September 4, 2018, we had 35,461,656 shares of common stock, par value $0.001 per share, issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

As of September 4, 2018, there were 108 stockholders of record of our common stock. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our Board of Directors determines otherwise, we will issue all of our capital stock in uncertificated form.

Preferred Stock

Our Board of Directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our Company.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our Bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Liquidation Rights

If our company is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of our affairs, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.

Action by Written Consent, Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies. Except as described above, stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting.

In addition, our Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Classified Board

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.

Removal of Directors

Our Certificate of Incorporation provides that directors may only be removed from office for cause and only upon the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended, altered, changed or repealed by a majority vote of our Board of Directors, provided that, in addition to any other vote otherwise required by law, the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock is required to amend, alter, change or repeal our Bylaws. Additionally, the affirmative vote of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our Certificate of Incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with specified provisions of our Certificate of Incorporation. This requirement of a supermajority vote to approve amendments to our Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the Board of Directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the Board of Directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under our Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203.

Corporate Opportunity

Our Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to MidOcean or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for MidOcean, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither MidOcean, nor any of its representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on NASDAQ under the symbol “FRPT.”

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling our common stock or interests in our common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of certain of its shares of common stock or interests in our common stock, on any stock exchange, market or trading facility on which the common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on NASDAQ or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some of the shares of common stock owned by them and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our common stock will be the purchase price of our common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, as applicable, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholders are “underwriters” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Stockholders may use this prospectus in connection with resales of the common stock. The Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with the shares of common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the common stock sold by them.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York will pass upon the validity of the common stock offered hereby on our behalf. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement relating to any such offering. Certain partners of Kirkland & Ellis LLP own shares of Freshpet common stock representing less than 1% of the Company’s outstanding shares of common stock.

EXPERTS

The consolidated financial statements of Freshpet, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Freshpet, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy the information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Our website address is located at www.freshpet.com. Through links on the “Investor” portion of our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on our website is not part of, or incorporated by reference into, this prospectus.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices referenced above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01), unless otherwise indicated therein:

•

our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018, as amended by the Annual Report on Form 10-K/A filed with the SEC on April 30, 2018 (our “Annual Report”);

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 8, 2018 (together, our “Quarterly Reports”); and

•

the description of our common stock included in the Registration Statement on Form 8-A, filed with the SEC on November 5, 2014 (File No. 001-36729), including any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) after the date of this prospectus and prior to the completion of the offering of all securities covered by this prospectus and any accompanying prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Freshpet, Inc.

400 Plaza Drive, 1st Floor

Secaucus, New Jersey 07094

(201) 520-4000

Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FRESHPET, INC.

Common Stock

PROSPECTUS SUPPLEMENT